UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUSSER HOLDINGS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2014

SUSSER HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33084	01-0864257
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4525 Ayers Street, Corpus Christi, Texas	78415
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (361) 884-2463

        NONE

(Former Name or Former Address, if Changed Since Last Report)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

This Current Report on Form 8-K is being filed in connection with a memorandum of understanding (a “memorandum of understanding”) regarding the settlement of certain litigation relating to, among other things, the Agreement and Plan of Merger (the “merger agreement”), dated as of April 27, 2014, by and among Susser Holdings Corporation, a Delaware corporation (the “Company” or “Susser”), Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P. (“ETP GP”), Heritage Holdings, Inc. (“HHI”), Drive Acquisition Corporation (“Merger Sub”), and, for limited purposes set forth therein, Energy Transfer Equity, L.P. (“ETE”), providing for the merger (the “merger”) of Merger Sub with and into the Company.

As previously disclosed in the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) by the Company on July 30, 2014 (the “proxy statement/prospectus”), two putative stockholder class action lawsuits were filed in the Delaware Court of Chancery and were consolidated under the caption In re Susser Holdings Corp. Stockholder Litigation, C.A. No. 9613-VCG (the “Consolidated Action”). Plaintiffs in the Consolidated Action name Susser, members of the board of directors of Susser, ETP, ETP GP, Merger Sub, HHI, and ETE as defendants. On June 17, 2014, plaintiffs filed an amended consolidated class action complaint.

Plaintiffs generally allege that the Susser director defendants breached their fiduciary duties of loyalty, due care and good faith owed to Susser’s stockholders by allegedly approving the merger agreement at an unfair price and through an unfair process, failing to conduct a reasonably informed evaluation of whether the merger was in the best interests of Susser stockholders, failing to fully disclose all material information to stockholders, acting in bad faith and for improper motives to secure material benefits not shared by other Susser stockholders, discouraging other strategic alternatives, taking steps to avoid competitive bidding, and agreeing to allegedly unreasonable deal protection devices. Plaintiffs also allege that ETP and certain of its affiliates aided and abetted the alleged breaches of fiduciary duties by Susser’s directors.

On August 18, 2014, the parties to the Consolidated Action entered into a memorandum of understanding regarding the settlement of these putative stockholder class actions against Susser and Susser’s directors, ETP, ETP GP, Merger Sub, HHI, and ETE. Susser believes that the claims asserted in the Consolidated Action are without merit and that no further disclosure is required to supplement the proxy statement/prospectus under applicable laws. However, to avoid the risk that the putative stockholder class actions may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, Susser has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, which are set forth below.

The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Susser’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court of Chancery of the State of Delaware will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), among other claims, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court of Chancery of the State of Delaware for an award of attorneys’ fees and expenses. Susser will pay or cause to be paid any attorneys’ fees and expenses awarded by the Court of Chancery of the State of Delaware. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Chancery of the State of Delaware will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

In connection with the settlement of the outstanding stockholder suits in the Court of Chancery of the State of Delaware as described in this Current Report on Form 8–K, Susser has agreed to make these supplemental disclosures to the proxy statement/prospectus. The new disclosure is underlined. This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the proxy statement/prospectus.

The Merger – Background of the Merger

The following disclosure supplements the discussion beginning on page 43 of the proxy statement/prospectus concerning the Background of the Merger:

•	On February 4, 2014, unrelated to any discussions or negotiations with ETP, Susser announced that Steven C. DeSutter, Susser’s then Executive Vice President and President and Chief Executive Officer of Susser’s retail segment, would be leaving Susser, effective February 28, 2014, to accept an opportunity to lead a significant company outside the convenience store industry.

•	On February 23, 2014, the Susser Board held a meeting to discuss the proposed transaction. A representative of Gibson Dunn attended the meeting and discussed with the board information regarding certain relationships between BofA Merrill Lynch and ETP and its affiliates, and certain fees received by BofA Merrill Lynch from ETP and its affiliates. The relationships which were disclosed to the board of directors of Susser include those described in the section entitled “—Opinion of Susser’s Financial Advisor” beginning on page 55 of the Proxy Statement/Prospectus. After discussion, the Susser board of directors concluded that such relationships and fees did not present a conflict of interest or require the engagement of an additional financial advisor to render a fairness opinion.

•	On April 15, 2014, Mr. Susser and Mr. Owens travelled to Dallas and discussed, among other things, Mr. Susser giving up his current role as Chairman, CEO and President of Susser, while remaining Chairman of Susser MLP with a focus on integration, growth strategy (including mergers and acquisitions) and supplier relations following the merger. No determinations were made as to compensation to be received by, or any other terms of employment for, Mr. Susser in such role.

The Merger – Recommendation of Susser’s Board of Directors and Reasons for the Merger

The following disclosure amends and restates the ninth full bullet on page 54 of the proxy statement/prospectus under the heading Recommendation of Susser’s Board of Directors and Reasons for the Merger beginning on page 51:

The governance structure of ETP, whereby common unitholders do not have control over many aspects of ETP’s governance, including the ability to elect its board of directors or approve of the issuance of units. Neither the Susser board of directors nor its financial advisor calculated or attributed a specific value to the differences in the rights of Susser stockholders and ETP unitholders.

The Merger – Opinion of Susser’s Financial Advisor

The following disclosure supplements the discussion beginning on page 55 of the proxy statement/prospectus under the heading Opinion of Susser’s Financial Advisor.

In connection with BofA Merrill Lynch’s Selected Publicly Traded Companies Analysis as part of its Susser Financial Analysis, BofA Merrill Lynch reviewed financial and stock market information of the following selected publicly traded companies in the retail convenience store industry:

Selected Company	EV / 2014E EBITDA
Alimentation Couche-Tard Inc.	9.6x
Casey’s General Stores, Inc.	8.2x
Murphy USA Inc.	7.3x
CST Brands, Inc.	7.7x
The Pantry, Inc.	5.9x

In connection with BofA Merrill Lynch’s Selected Precedent Transactions Analysis, BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 10 selected transactions involving companies in the retail convenience store industry:

Announcement Date	Acquiror	Target	EV / LTM EBITDA
July 28, 2003	Alimentation Couche-Tard Inc.	Clark Retail Enterprises, Inc.	5.4x
August 25, 2003	The Pantry, Inc.	Golden Gallon	6.1x
October 6, 2003	Alimentation Couche-Tard Inc.	Circle K Stores, Inc.	5.1x
January 27, 2004	Green Valley Acquisition Co. LLC	Uni-Marts Inc.	7.9x
October 21, 2005	Seven-Eleven Japan Co., Ltd.	7-Eleven, Inc.	9.0x
December 21, 2005	Wellspring Capital Management LLC	Susser	8.0x
September 21, 2007	Susser	Town & Country Food Stores	7.2x
September 1, 2010	Alimentation Couche-Tard Inc.	Casey’s General Stores, Inc.	7.5x
November 3, 2010	7-Eleven, Inc.	Casey’s General Stores, Inc.	7.9x
April 18, 2012	Alimentation Couche-Tard Inc.	Statoil Fuel & Retail	7.3x

The following disclosure supplements the discussion beginning on page 59 of the proxy statement/prospectus under the sub-heading Discounted Cash Flow Analysis, inserted after the first full sentence.

For purposes of BofA Merrill Lynch’s Discounted Cash Flow Analysis of Susser, unlevered, after-tax free cash flows are defined as EBIT, less taxes, plus depreciation and amortization, less increases in net working capital, less capital expenditures.

The following disclosure supplements the discussion on page 60 of the proxy statement/prospectus under the sub-heading Discounted Cash Flow Analysis, inserted as a footnote at the end of the first paragraph.

The $4.77 to $7.68 implied per share equity value reference range for general partner distributions to Susser, which was calculated based upon the estimated present value of the estimated incentive distributions to Susser during the fiscal years ending December 31, 2014 through December 31, 2018 based on the Susser forecasts and terminal values of such general partner distributions, is not additive to the implied per share equity value reference ranges derived by the Selected Publicly Traded Companies Analysis, the Selected Precedent Transactions Analysis or the Sum of the Parts Analysis, each of which are based on estimates of Susser’s EBITDA for 2014 or in the preceding twelve months. As set forth in “—Susser Unaudited Prospective Financial Information” beginning on page 65 of the proxy statement/prospectus, the incentive distributions to Susser were forecast by Susser management to be only $1 million in 2014.

The following disclosure supplements the discussion on page 60 of the proxy statement/prospectus under the heading ETP Financial Analyses.

In connection with BofA Merrill Lynch’s Selected Publicly Traded Companies Analysis as part of its ETP Financial Analysis, BofA Merrill Lynch reviewed financial and stock market information of the following selected publicly traded master limited partnerships:

Selected Company	Q1 2014 Distribution Yield	2014E Distribution Yield
Kinder Morgan Energy Partners, L.P.	7.2%	7.3%
Enterprise Products Partners L.P.	4.0%	4.1%
Williams Partners L.P.	7.0%	7.1%
Plains All American Pipeline, L.P.	4.5%	4.7%
ONEOK Partners, L.P.	5.3%	5.5%
Enbridge Partners, L.P.	7.6%	7.8%

The Merger – Susser Unaudited Prospective Financial Information

The following disclosure supplements the discussion beginning on page 64 of the proxy statement/prospectus concerning Susser Unaudited Prospective Financial Information:

Subject to the foregoing qualifications, the prospective financial projections reflected below by fiscal year through the year 2018 were prepared by, or as directed by, Susser’s management and were delivered to ETP and BofA Merrill Lynch.1

Fiscal year ending Sunday closest to December 31 ($ in million):

Susser (including MLP)	2014E	2015E	2016E	2017E	2018E
Adjusted EBITDA	$199	$222	$252	$286	$322
Capital Expenditures	247	239	246	268	291
Depreciation and Amortization	78	87	94	104	118

Susser MLP Business	2014E	2015E	2016E	2017E	2018E
Adjusted EBITDA	$67	$83	$98	$115	$133
Capital Expenditures	139	148	166	181	199
Depreciation and Amortization	13	19	25	31	39
Distributable Cash Flow	55	67	66	83	95
Distributions to LP Unitholders	47	56	63	72	82
LP Distributions to Susser	24	25	26	27	28
Susser LP Ownership	50.2%	45.1%	40.9%	37.4%	34.5%
Incentive Distributions to SUSS	1	2	2	3	5

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” which may describe Susser’s objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding the proposed transaction between ETP and Susser, the expected timing of that transaction and the future financial and/or operating impact of that transaction-including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified

[1]

For purposes of its Discounted Cash Flow analysis, BofA Merrill Lynch calculated the standalone unlevered, after-tax free cash flows that Susser’s retail business was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2018 based on the Susser forecasts for 2014, 2015, 2016, 2017 and 2018: ($2 million), $24 million, $35 million, $43 million, $49 million and $74 million, respectively.

employees; acts of war and terrorism; dependence on our information technology systems; severe weather; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; Susser and ETP’s ability to consummate the proposed transaction; the ability to obtain requisite regulatory or stockholder approvals or to satisfy other conditions precedent to the consummation of the transaction; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transaction on employee, supplier, customer and competitor relationships; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Additional Information about the Proposed Transaction and Where to Find It

This communication contains information about a proposed merger between Susser and ETP. In connection with the proposed merger, ETP has filed with the SEC, and the SEC declared effective on July 30, 2014, a registration statement on Form S-4, which includes Susser’s proxy statement as part of the proxy statement/prospectus, that provides details of the proposed merger and the attendant benefits and risks. This communication is not a substitute for the proxy statement/prospectus or any other document that Susser or ETP may file with the SEC or send to stockholders in connection with the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus, and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed merger. Investors and stockholders will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement including the proxy statement/prospectus may be obtained free of charge by accessing ETP’s website at www.energytransfer.com by clicking on the “Investor Relations” link, or upon written request to Energy Transfer Partners, L.P., 3738 Oak Lawn Ave., Dallas, TX 75219, Attention: Investor Relations, or from Susser by accessing Susser’s website at www.susser.com or upon written request to Susser Holdings Corporation, 4525 Ayers St., Corpus Christi, TX, 78415, Attention: Investor Relations. Stockholders may also read and copy any reports, statements and other information filed by ETP or Susser with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or a solicitation of any vote or approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION
(Registrant)

By:	/s/ Mary E. Sullivan
Mary E. Sullivan
Executive Vice President and Chief Financial Officer

Date: August 18, 2014